Exhibit 99.1

ENSERVCO Reports 2019 Third Quarter and Nine-Month Financial Results

Nine-Month Results – 2019 vs. 2018

●	Revenue increased 19% to $38.1 million from $32.0 million

●	Well enhancement service revenue up 19% to $34.9 million from $29.5 million

●	Water transfer service revenue up 25% to $3.2 million from $2.6 million

●	Net loss improved 19% to $4.3 million from a net loss of $5.3 million

●	Adjusted EBITDA flat at $2.6 million

Third Quarter Results – 2019 vs. 2018

●	Total revenue increased 23% to $4.7 million from $3.8 million

●	Well enhancement service revenue up 19% to $3.8 million from $3.2 million

●	Water transfer service revenue up 42% to $899,000 from $634,000

●	Net loss increased 32% to $5.4 million from $4.1 million

●	Adjusted EBITDA loss increased 38% to $2.7 million from $1.9 million

DENVER, CO – November 13, 2019 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its third quarter and nine-month period ended September 30, 2019.

“Drilling and completion activity slowed in the third quarter and is expected to continue tapering off through year-end as our customers focus on capital discipline and living within cash flows,” said Ian Dickinson, President and CEO.  “Our third quarter was highlighted by double digit growth in both our well enhancement and water transfer segments, although industry price compression and some anomalous expense events negatively impacted our overall profit metrics in the quarter. Nevertheless, for the nine-month period ended September 30, 2019, we achieved 19% revenue growth, a reduction of our net loss compared to the same period last year, and positive adjusted EBITDA. Due to the seasonality of our business, we believe our full year financial results are a more accurate reflection of the trajectory of our business than quarter-to-quarter results.  Assuming commodity prices remain stable, we anticipate an uptick in customer activity in the first quarter of 2020 as capital budgets are refreshed.

“We continue to take actions to position Enservco for success over the long term, and we believe that new customer wins and growing market share are confirmation that our strategy is working,” Dickinson added.  “We have invested in process improvement initiatives and continue to strengthen our IT infrastructure, which resulted in a meaningful reduction in our DSOs in the latter half of 2019.  Our e-ticketing and e-dispatch programs – currently in implementation phase – are expected to yield further improvements.  We have also driven significant cost synergies following our acquisition of Adler Hot Oil Service, taking approximately $1.0 million in redundant costs out of our business related to headcount and consolidation of field locations.  We believe these initiatives position us to achieve meaningful margin expansion and improved shareholder returns over the long term.”

Nine Month Results

Total revenue for the nine months ended September 30, 2019, increased 19% to $38.1 million from $32.0 million in the same period last year.

Well enhancement services revenue grew 19% to $34.9 million from $29.5 million last year. The well enhancement segment included frac water heating, up 29% to $22.7 million from $17.7 million; hot oiling, up 9% to $9.5 million from $8.7 million; and acidizing, down 25% to $1.8 million from $2.4 million. The well enhancement segment generated income of $9.1 million for the nine-month period, up 38% from income of $6.6 million in the same period last year.

Water transfer revenue increased 25% year over year to $3.2 million from $2.6 million in the same period last year.  The water transfer segment generated a loss of $1.1 million through nine months versus a loss of $28,000 in the same period last year.  The loss was primarily related to first quarter cost overruns due to multiple line freeze events.

Total operating expenses increased 18% in the first nine months to $41.3 million from $34.8 million in the same period last year due primarily to higher direct variable costs associated with increased activity and to the aforementioned water transfer cost overruns in the first quarter. Sales, general and administrative expenses increased 28% to $4.8 million from $3.8 million last year due largely to the impact of the Adler Hot Oil acquisition, although in the third quarter of 2019 the Company achieved approximately $1.0 in cost reductions through elimination of redundant personnel and facilities.  Investment in IT infrastructure and processes also contributed to higher costs in the period.  Depreciation and amortization expense was up 15% year over year to $5.1 million from $4.4 million due to the increased fleet size.

Operating loss through the first nine months was $3.1 million, up 12% year over year from $2.8 million .  Net loss, including a gain of approximately $1.2 million related to the April settlement agreement with the sellers of Adler, improved 19% year over year to $4.3 million versus $5.3 million in the same period last year. Net loss per diluted share was $0.08 versus a net loss per diluted share of $0.10 in the same period last year.

Adjusted EBITDA through the first nine months of 2019 was essentially flat at $2.6 million.

Enservco generated $8.5 million in cash from operations in the first nine months of 2019, up 50% from $5.7 million in the same period last year.

Third Quarter Results

Total revenue in the third quarter ended September 30, 2019, increased 23% to $4.7 million from $3.8 million in the same quarter last year.

Well enhancement services revenue increased 19% year over year to $3.8 million from $3.2 million. The well enhancement segment included hot oiling, up 20% to $2.7 million from $2.2 million; acidizing, up 4% to $635,000 from $609,000; and frac water heating, flat at $48,000. The well enhancement segment generated a loss of $737,000 in the third quarter compared to a loss of $746,000 in the same quarter last year.

Water transfer segment revenue increased 42% in the third quarter to $899,000 from $634,000 in the same quarter last year.  The segment generated income of $70,000 compared to a loss of $16,000 in the third quarter last year.

Total operating expenses in the third quarter increased 28% year over year to $9.3 million from $7.3 million due to additional costs of supporting increased customer activity and to higher corporate and depreciation and amortization costs. Sales, general and administrative expense increased 48% in the third quarter to $1.7 million from $1.2 million due to a one-time insurance accrual, investments in IT infrastructure and processes, and management transition costs.  Depreciation and amortization expense increased 20% to $1.7 million from $1.4 million due to the increase in fleet size following the Adler acquisition.

Operating loss in the third quarter increased 33% to $4.6 million from an operating loss of $3.5 million in the third quarter of 2018.  Net loss in the third quarter increased 32%  to $5.4 million, or $0.10 per diluted share, from a net loss of $4.1 million, or $0.08 per diluted share, in the same quarter last year.

Adjusted EBITDA loss in the third quarter was $2.7 million, up 38% from a loss of $1.9 million in the same quarter last year.

Conference Call Information

Management will hold a conference call today to discuss these results.  The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 844-369-8770 (862-298-0840 for international callers). No passcode is necessary.  A telephonic replay will be available through November 27, 2019, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #55929. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days.  The webcast also is available at the following link:

https://www.investornetwork.com/event/presentation/55929

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release.  We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the ability to continue generating positive financial results; prospects for commodity prices to remain stable and for producers to refresh capital budgets in 2020;  management’s belief that year-to-year financial results are a more accurate measure of the company’s trajectory; anticipation of an uptick in customer activity in early 2020; and expectations for margin expansion and improved shareholder returns. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues
Well enhancement services	$3,798	$3,200	$34,949	$29,490
Water transfer services	899	634	3,194	2,558
Total revenues	4,697	3,834	38,143	32,048

Expenses
Well enhancement services	4,535	3,946	25,897	22,937
Water transfer services	829	650	4,301	2,586
Functional support and other	480	141	922	467
Sales, general, and administrative expenses	1,723	1,161	4,801	3,750
Patent litigation and defense costs	-	2	10	77
Severance and transition costs	83	-	83	633
Gain on disposals of equipment	(14)	-	(2)	(53)
Impairment loss	-	-	127	-
Depreciation and amortization	1,703	1,419	5,122	4,438
Total operating expenses	9,339	7,319	41,261	34,835

Loss from Operations	(4,642)	(3,485)	(3,118)	(2,787)

Other (expense) income
Interest expense	(695)	(471)	(2,237)	(1,482)
Gain on settlement	-	-	1,252
Other income (expense)	(67)	38	(175)	(468)
Total other income (expense)	(762)	(433)	(1,160)	(1,950)

Loss from continuing operations before tax expense	(5,404)	(3,918)	(4,278)	(4,737)
Income tax expense	-	-	(32)	(32)
Loss from continuing operations	$(5,404)	$(3,918)	$(4,310)	$(4,769)
Discontinued operations
Loss from operations of discontinued operations	-	(190)	-	(580)
Income tax benefit	-	-	-	-
Loss from discontinued operations	-	(190)	-	(580)
Net loss	$(5,404)	$(4,108)	$(4,310)	$(5,349)

Loss from continuing operations per common share - basic	$(0.10)	$(0.07)	$(0.08)	$(0.09)
Loss from discontinued operations per common share - basic	-	(0.01)	-	(0.01)
Net loss per share - basic	$(0.10)	$(0.08)	$(0.08)	$(0.10)

Loss from continuing operations per common share - diluted	$(0.10)	$(0.07)	$(0.08)	$(0.09)
Loss from discontinued operations per common share - diluted	-	(0.01)	-	(0.01)
Net loss per share - diluted	$(0.10)	$(0.08)	$(0.08)	$(0.10)

Basic weighted average number of common shares outstanding	55,457	54,309	54,925	52,389
Add: Dilutive shares assuming exercise of options and warrants	-	-	-	-
Diluted weighted average number of common shares outstanding	55,457	54,309	54,925	52,389

ENSERVCO CORPORATION AND SUBSIDIARIES Calculation of Adjusted EBITDA *

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA*
Net (loss) income	$(5,404)	$(4,108)	$(4,310)	$(5,349)
Add Back (Deduct)
Interest expense	695	471	2,237	1,482
Provision for income tax expense	-	-	32	32
Depreciation and amortization (including discontinued operations)	1,703	1,483	5,122	4,669
EBITDA*	(3,006)	(2,154)	3,081	834
Add Back (Deduct)
Stock-based compensation	52	103	221	291
Severance and transition cost	83	-	83	633
Patent litigation and defense costs	-	2	10	77
Impairment loss	-	-	127	-
Acquisition-related expenses	-	38	-	38
Gain on settlement	-	-	(1,252)	-
Adler Consolidation	156	-	156	-
Other (income) expense	67	(38)	175	468
Gain on disposal of assets	(14)	-	(2)	(53)
EBITDA related to discontinued operations	-	126	-	350
Adjusted EBITDA*	$(2,662)	$(1,923)	$2,599	$2,638

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net (loss) income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gain or losses on sale of equipment, severance and transition costs, software implementation costs, patent litigation and defense costs, other expense (income), EBITDA related to discontinued operations, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our Loan and Security Agreement with East West Bank require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures..

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
ASSETS	2019	2018
	(Unaudited)
Current Assets
Cash and cash equivalents	$-	$257
Accounts receivable, net	2,914	10,729
Prepaid expenses and other current assets	688	1,081
Inventories	338	514
Income tax receivable, current	85	85
Current assets of discontinued operations	28	864
Total current assets	4,053	13,530

Property and equipment, net	29,368	33,057
Goodwill	546	546
Intangible assets, net	880	1,033
Income taxes receivable, non-current	28	28
Right-of-use asset - financing, net	702	-
Right-of-use asset - operating, net	4,450	-
Other assets	431	650
Non-current assets of discontinued operations	-	177

TOTAL ASSETS	$40,458	$49,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,962	$3,391
Note payable	-	3,868
Lease liability - financing, current	238	-
Lease liability - operating, current	963	-
Current portion of long-term debt	149	149
Current liabilities of discontinued operations	-	44
Total current liabilities	4,312	7,452

Long-Term Liabilities
Senior revolving credit facility	29,459	33,882
Subordinated debt	1,869	1,832
Long-term debt, less current portion	219	312
Lease liability - financing, less current portion	343	-
Lease liability - operating, less current portion	3,551	-
Other liability	94	941
Total long-term liabilities	35,535	36,967
Total liabilities	39,847	44,419

Commitments and Contingencies (Note 10)

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock. $.005 par value, 100,000,000 shares authorized, 55,602,829 and 54,389,829 shares issued, respectively; 103,600 shares of treasury stock; and 55,499,229 and 54,286,229 shares outstanding, respectively	278	271
Additional paid-in capital	22,011	21,797
Accumulated deficit	(21,678)	(17,466)
Total stockholders' equity	611	4,602

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,458	$49,021

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(4,310)	$(5,349)
Net loss from discontinued operations	-	(580)
Net income loss from continuing operations	(4,310)	(4,769)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,122	4,438
Gain on disposal of equipment	(2)	(53)
Impairment loss	127	-
Gain on settlement	(1,252)	-
Change in fair value of warrant liability	-	540
Stock-based compensation	221	291
Amortization of debt issuance costs and discount	273	164
Lease termination expense	62	-
Provision for bad debt expense	171	32
Changes in operating assets and liabilities
Accounts receivable	7,636	8,913
Inventories	176	49
Prepaid expense and other current assets	305	(128)
Amortization of operating lease assets	599	-
Other assets	239	231
Accounts payable and accrued liabilities	(477)	(3,340)
Operating lease liabilities	(546)	-
Other liabilities	104	-
Net cash provided by operating activities - continuing operations	8,448	6,368
Net cash provided by (used in) operating activities - discontinued operations	40	(704)
Net cash provided by - operating activities	8,488	5,664

INVESTING ACTIVITIES
Purchases of property and equipment	(1,206)	(1,586)
Proceeds from disposals of property and equipment	219	145
Proceeds from insurance claims	27	122
Net cash used in investing activities - continuing operations	(960)	(1,319)
Net cash provided by (used in) investing activities - discontinued operations	760	(44)
Net cash used in investing activities	(200)	(1,363)

FINANCING ACTIVITIES
Net line of credit payments	(4,474)	(4,544)
Repayment of long-term debt	(3,700)	(79)
Payments of finance leases	(278)	-
Repayment of note	(92)	-
Other financing activities	(1)	(30)
Net cash used in financing activities	(8,545)	(4,653)

Net Increase (Decrease) in Cash and Cash Equivalents	(257)	(352)

Cash and Cash Equivalents, beginning of period	257	391

Cash and Cash Equivalents, end of period	$-	$39

Supplemental Cash Flow Information:
Cash paid for interest	$1,794	$1,273
Cash paid for income taxes	$32	$32
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash proceeds from revolving credit facility	$125	$103
Cashless exercise of stock options	$-	$994
Non-cash pconversion of warrant liability to equity	$-	$500
Non-cash subordinated debt principal payment	$-	$(500)
Non-cash conversion of warrant liability to equity	$-	$1,371